Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	July 6, 2026	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Agreement to Acquire Mineral and Royalty Interests

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) announces today that it has entered into an agreement to acquire mineral and royalty interests.

On July 3, 2026, the Partnership entered into a non-taxable contribution and exchange agreement with unrelated third parties to acquire mineral and royalty interests totaling approximately 3,100 net royalty acres located in five counties across the Williston Basin in North Dakota. Cash received by the contributing entities on or after April 1, 2026, will be contributed to the Partnership at closing. The contributing entities will convey their interests to the Partnership in exchange for 850,000 common units representing limited partnership interests in Dorchester Minerals, L.P., as adjusted pursuant to the terms of the contribution and exchange agreement. The acquisition is expected to close on July 31, 2026, subject to customary closing conditions.

Dorchester Minerals, L.P. is a Dallas-based owner of oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.